SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): November 16, 2009


                              DBL SENIOR CARE, INC.
                            - ---------------------
             (Exact name of Registrant as specified in its charter)


     Nevada                          333-148546                 20-8248213
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(State or other jurisdiction    (Commission File No.)         (IRS Employer
of incorporation)                                           Identification No.)



                Water Park Place, 20 Bay St., Toronto, ON M5J 2N8
             --- --------------------------------------------------
          (Address of principal executive offices, including Zip Code)


       Registrant's telephone number, including area code: (646) 448-0197
                                                           --------------



                              925 Gardenia Circle,
                             St. George, Utah 84790
                ------------------------------------------------
          (Former name or former address if changed since last report)

Item 1.01   Entry Into a Material Definitive Agreement
            ------------------------------------------

     The Company was formed in January 2007 to provide elderly and hospitalized persons with assistance in performing everyday tasks that, due to health reasons, they were unable to perform. The Company never generated any revenue and essentially abandoned its business plan in 2008.

     In July 2009 the Company's directors approved a 10-1 forward stock split. Prior to the stock split there were 5,630,000 outstanding shares of common stock. Subsequent to the stock split there were 56,300,000 outstanding shares of common stock. The stock split did not affect the number of shares of common or preferred stock that the Company is authorized to issue.

     In October 2009, Debbie Barnum, an officer and director of the Company sold 21,500,000 shares of common stock to the Company for $100. On that same date, Darin Barnum, also an officer and director of the Company sold 21,500,000 shares of common stock to the Company for $100.

     In November 2009 MSE Enviro-Tech Corp ("MSE") assigned to the Company the rights to sell MSE's fire retardant products in the United States. In consideration for the assignment of these rights, the Company issued MSE a promissory note in the principal amount of $5,000,000.

     The note bears interest at 6% per year, is unsecured, and is payable on November 16, 2012. At the option of the holder, the note can be converted into shares of the Company's common stock. The number of shares to be issued will be determined by dividing the amount of the note to be converted by $0.25.

     In November 2009 Gilles Trahan and Martin Baldwin were appointed directors of the Company. Subsequent to these appointments, Ms. Barnum and Mr. Barnum resigned as officers and directors of the Company. Mr. Trahan was then appointed as the Company's President and Chief Executive Officer and Mr. Baldwin was appointed as the Company's Secretary, Treasurer and Chief Financial Officer.

     In connection with their resignations, Ms. Barnum sold her 3,500,000 remaining shares in the Company to Mr. Trahan and Mr. Barnum has sold his 3,500,000 remaining shares in the Company to Mr. Baldwin.

     Information concerning Mr. Trahan and Mr. Baldwin follows:

     Since August 2008 Mr. Trahan (age 38) has been the Chief Executive Officer and a director of MSE Environ-Tech Corp. Between 2002 and the time he joined the Company, Mr. Trahan was the Chief Executive Officer and President of Geneva Bancorp Inc. where he was involved in international financial consulting and investment banking. Between 1998 and 2002 Mr. Trahan was the Chief Executive Officer and a Director of Symphony Telecom, Inc. Since October 2008, Mr. Trahan has also been a director of Atlantic Wind & Solar, Inc.


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

     Since April 2009 Martin Baldwin, (age 44), has been a Director of MSE Environ-Tech Corp. Between July 2008 and April 2009 Mr. Baldwin was a Director with the International Money Market Department at the Bank of Nova Scotia in Toronto. Between August 2002 and June 2008 Mr. Baldwin was the Assistant General Manager/Head Treasurer at Scotiabank Caribbean Treasury Limited (formerly the Caribbean Treasury Unit of Scotiabank Bahamas Ltd.) in Nassau, Bahamas. Between January 2001 and August 2002 Mr. Baldwin was a Director with the International Money Market Department at the Bank of Nova Scotia in London. Since November 2008, Mr. Baldwin has also been a director of Atlantic Wind & Solar, Inc.

     The Company's directors serve until the next annual meeting of the Company's shareholders and until their successors have been duly elected and qualified. The Company's officers serve at the discretion of the Company's directors. The Company does not compensate any person for acting as a director.

     Mr. Trahan and Mr. Baldwin are not independent directors as that term is defined in section 803 of the listing standards of the NYSE AMEX. Neither Mr. Trahan nor Mr. Baldwin are a "financial expert" as that term is defined in the regulations of the Securities and Exchange Commission.

     The following shows the amounts the Company expects to pay to Mr. Trahan and Mr. Baldwin during the twelve months ending December 31, 2010, and the amount of time these persons expect to devote to the Company.

                                                           % of time
                                     Projected          to be devoted to
      Name                          Compensation       Company's business
      ----                          ------------       ------------------

      Gilles Trahan                  $  75,000                 10%
      Martin Baldwin                 $  75,000                 10%



      As of November 16, 2009 Mr. Trahan owned 3,500,000 shares of the Company's common stock, or 26% of the Company's outstanding shares; and Mr. Baldwin owned 3,500,000 shares of the Company's common stock, or 26% of the Company's outstanding shares.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 19, 2009

                                 DBL, SENIOR CARE, INC.



                                 By:  /s/ Gilles Trahan
                                      ----------------------------------------
                                      Gilles Trahan, President
















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